EXHIBIT 5.1

[Letterhead of Squire, Sanders & Dempsey L.L.P.]

August 11, 2010

Board of Directors of HNI Corporation
408 East Second Street
Muscatine, Iowa 52761

Ladies and Gentlemen:

We have acted as counsel to HNI Corporation, an Iowa corporation (the "Corporation"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Corporation with the Securities and Exchange Commission (the "Commission") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 1,931,435 additional shares of its common stock, $1.00 par value (the "Shares"), issuable pursuant to the HNI Corporation Profit-Sharing Retirement Plan (the "Plan").  The Shares are in addition to the shares of common stock previously authorized for issuance under the Plan, and in respect of which the Corporation filed a Registration Statement on Form S-8 (File No. 333-31366) with the Commission on February 29, 2000.

In that connection, we have examined a Resolution Adopted by the Board of Directors of the Corporation on August 10, 2010 authorizing the increase in the number of shares authorized under the Plan by 1,931,435 shares.  We have further examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.  For purposes of our opinion, we have assumed the availability of a sufficient number of authorized and unissued shares at the time of such issuance and we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us and the conformity to authentic originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the Corporation filing this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are "experts" within the meaning of the Act, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

Very truly yours,

/s/ SQUIRE, SANDERS & DEMPSEY L.L.P.